EXHIBIT 99.1
                                                                    ------------

                      WESTERN POWER & EQUIPMENT CLOSES NEW
                      $32 MILLION SENIOR FINANCING FACILITY


         Vancouver, Washington--June 9, 2005--Western Power & Equipment Corp. (OTCBB: WPEC), a vertically integrated provider of construction and industrial equipment and building materials, today announced that it has achieved a major step in its strategic plan to broaden its business base and improve its balance sheet through the closing of a new $32 million senior credit facility from several institutional lenders. The facility is comprised of $30 million of convertible debt (convertible into common shares of the Company at $2.00 per share) and a $2 million term loan, both at a variable rate of LIBOR plus 6%. The lenders were also granted warrants to purchase approximately 8.5 million common shares of the Company at $1.75 per share.

         Western used a significant portion of the loan proceeds to repay and terminate its credit facility and forbearance agreement with GE Commercial Distribution Finance Corporation and the remainder of the proceeds will be used to support its near term needs for working capital, general capital expenditures, including sufficient working capital to initiate the build out of the Phoenix mining facilities, and other corporate requirements.

         "We have all put a great deal of effort into finding the right financial partner. We believe that we now have a lender that will support our business model going forward. Our sincere thanks go out to all of the financial institutions who worked with us through this process." said Dean McLain, Western's president and chief executive officer.

         Western returned to profitability in its fiscal year ending July 31, 2003 and continued its turnaround with net income of $1.9 million for its fiscal year ended July 31, 2004 (a 364% increase in net income over the previous fiscal year). Western reported year-to-date net income of $636,000 for the first two quarters of its current fiscal year (ending January 31, 2005).

ABOUT WESTERN POWER & EQUIPMENT CORP.

         Western Power & Equipment Corp. sells, leases, rents, and services construction and industrial equipment for Case Corporation and over 30 other manufacturers. The company currently operates 14 facilities in Washington, Oregon, Nevada, California, and

Alaska. Western is publicly traded on the NASDAQ Over The Counter Bulletin Board (OTCBB). For more information, please contact the company at 6407-B N.E. 117th Avenue, Vancouver, WA 98662; telephone, 360-253-2346; fax, 360-253-4830; email:
webmaster@westernpower.com; or visit the company's web site http://www.wpec.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Information contained herein relating to projected revenues, growth, income, potential costs savings, and future results and events constitute forward-looking statements. Actual results may differ materially from the forward-looking statements because of a number of risks and uncertainties, including but not limited to fluctuation in the construction and industrial sectors and general economic cycles; the success of the Company's entry into new markets; the success of the Company's operation of the acquired business; industry conditions and competitors; competitive pricing; the Company's relationship with suppliers; relations with the Company's employees; the Company's ability to manage its operating costs and to integrate the acquired businesses in an effective manner; the continued availability of financing; governmental regulations and environmental matters; and risks associated with regional, national, and world economies. Any forward-looking statements should be considered in light of these factors.

                                      # # #





PRESS, SHAREHOLDER, AND INVESTOR INQUIRIES:
Mark J. Wright
Vice President of Finance & Chief Financial Officer
Western Power & Equipment Corp.
(360) 253-2346

Richard Cooper
Strategic Growth International, Inc.
(212) 838-1444 E-mail: rcooper@sgi-ir-com